EXHIBIT 5.1

[LETTERHEAD OF GREENBERG TRAURIG, LLP]

[•], 2012

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for TriLinc Global Impact Fund, LLC, a limited liability company formed pursuant to the Delaware Limited Liability Company Act (the “Company”), in connection with the registration of up to $1,500,000,000 in any combination of Class A, Class C or Class I units of limited liability company interests of the Company (the “Units”), of which $1,250,000,000 are issuable in the primary offering and $250,000,000 are issuable pursuant to the Company’s distribution reinvestment plan, as described more fully in the registration statement and all amendments thereto (the “Registration Statement”) and prospectus contained in the Registration Statement (the “Prospectus”) of the Company, as filed on Form S-1 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

We have been requested by the Company to furnish our opinion as to the legality of the Units being offered by the Company. In connection therewith, we have also reviewed the Company’s amended and restated limited liability company agreement as set forth as Appendix A to the Prospectus and the form of subscription agreement set forth as Appendix B to the Prospectus. We have also examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. We have also conducted various meetings, discussions and conversations with the Company regarding the offer and sale of the Units.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company, as described in the Prospectus, has been duly formed and is a validly existing limited liability company under the laws of the State of Delaware.

2. Upon proper payment by subscribers for Units, (a) the Units will be legally and validly issued, and (b) under the Delaware Limited Liability Company Act, subscribers for Units will have no obligation to make further payments for their purchase of Units or contribution to the Company solely by reason of their ownership of Units, except for their obligation to repay any funds wrongfully distributed to them.

The opinions expressed above are limited to the Limited Liability Company Act of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We note that Sections 10.2(e) and 13.1 of the limited liability company agreement of the Company contain certain potential payment obligations for the Company’s unitholders.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,